UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 1, 2010
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
A. Effective December 31, 2009, Ralph E. Bailey resigned his position as Executive Chairman of the Board of Directors (“Board”) of Fuel Tech, Inc. (the “Registrant” or “Fuel Tech”). Mr. R.E. Bailey shall remain as a non-employee director of the Board of Fuel Tech.
B. Effective January 1, 2010, in light of his past faithful and exceptional service to Fuel Tech, the Board granted Mr. R.E. Bailey the title of Chairman Emeritus, to retain that title so long as he serves as a non-employee director of the Registrant, which service as a non-employee director shall be until his successor is elected, or he shall sooner, resign, retire or be removed.
C. Effective December 31, 2009, Mr. Douglas G. Bailey, Deputy Chairman of Fuel Tech, resigned as an employee and officer of Fuel Tech.
D. Effective January 1, 2010, on the recommendation of Fuel Tech’s Compensation and Nominating Committee, the Board elected Mr. Douglas G. Bailey to be Chairman of the Board of Fuel Tech, to serve until his successor is elected, or he shall sooner resign, retire, or be removed.
E. Effective January 1, 2010, Fuel Tech’s Compensation and Nominating Committee approved the following compensation for Mr. D.G. Bailey’s service to Fuel Tech as a non-employee director and Chairman of the Board:

Cash

A. Annual Director Retainer	$25,000
B. Annual Chairman Services Fee	$100,000
C. Board Meeting Fee (per Board Meeting)	$1,200
Equity
Under the Fuel Tech, Inc. Incentive Plan, during his incumbency as a non-employee director, on the first business day following the Fuel Tech stockholder annual meeting each year, Mr. D.G. Bailey shall be granted, a non-qualified stock option award to acquire 10,000 shares of the Company’s common stock. Such options shall have an exercise price equal to the average fair market value per share of such stock on the date of grant, a term of ten years and shall be immediately vested.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc.
(Registrant)
Date: January 5, 2010
	By:	/s/ John P. Graham John P. Graham
Chief Financial Officer,
Sr. Vice President and
Treasurer